Exhibit 4.5

Dated 10 June 2009

STAR BULK CARRIERS CORP.
as Borrower

STAR EPSILON LLC
STAR GAMMA LLC
STAR DELTA LLC
STAR THETA LLC and
STAR ZETA LLC
as Existing Owners

-and-

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Appendix 1
as Lenders

-and-

COMMERZBANK AG
as Agent and as Security Trustee

FIRST SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 27 December 2007
in respect of a loan facility of (originally) US$120,000,000

WATSON, FARLEY & WILLIAMS
Piraeus

INDEX

Clause		Page

1	DEFINITIONS	1
2	REPRESENTATIONS AND WARRANTIES	3
3	AGREEMENT OF THE CREDITOR PARTIES	4
4	CONDITIONS	4
5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS	6
6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS	10
7	EXPENSES	10
8	COMMUNICATIONS	11
9	SUPPLEMENTAL	11
10	LAW AND JURISDICTION	11
SCHEDULE 1 LENDERS		12
SCHEDULE 2 DETAILS OF INITIAL CHARTERPARTIES		13

THIS FIRST SUPPLEMENTAL AGREEMENT is dated la June 2009 and made BETWEEN:

(1)
STAR BULK CARRIERS CORP., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Majuro, Marshall Islands MH96960 (including its successors) as Borrower;

(2)
STAR EPSILON LLC, STAR GAMMA LLC, STAR DELTA LLC, STAR THETA LLC and STAR ZETA LLC, each a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands (each an “Existing Owner” and, together, the “Existing Owners”);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders; and

(4)	COMMERZBANK AG, acting through its office at Ness 7-9, D-20457, Hamburg, Germany, as Agent and Security Trustee.

BACKGROUND

(A)
By a loan agreement dated 27 December 2007 (the “Loan Agreement”) made between (i) the Borrower as borrower, (ii) the Lenders as lenders, (iii) the Agent and (iv) the Security Trustee, it was agreed that the Lenders would make available to the Borrower a loan facility of (originally) up to US$120,000,000 (the “Loan”).

(B)	The Borrower has requested that the Lenders agree to (inter alia) reduce the security cover requirement to 111 per cent. for the period 31 December 2008 to 31 January 2010 (the “Waiver Period”).

(C)	This Agreement sets out the terms and conditions on which the Lenders agree to:

(i)    reduce the security cover requirement during the Waiver Period subject to:

(a)	increasing the Margin to 2 per cent. during the Waiver Period;

(b)	receiving certain additional security for the obligations of the Borrower under the Loan Agreement and the other Finance Documents; and

(c)	the amendment and/or variation of certain other provisions of the Loan Agreement; and

(ii)    the consequential amendments to the Loan Agreement and the other Finance Documents in connection with those matters.

NOW THEREFORE IT IS HEREBY AGREED

1      DEFINITIONS

1.1
Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this First Supplemental Agreement.

1.2	In this First Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“ALPHA” means the 1992-built Capesize bulk carrier of 175,075 deadweight tons registered in the ownership of Star A under the Marshall Islands flag with the name “STAR ALPHA”;

“Cash Collateral Account” means an account opened or to be opened in the name of the Borrower with the Agent designated “Star Bulk Carriers Corp. - Cash Collateral Account”, or any other account (with that or another office of the Agent) which is designated by the Agent as the Cash Collateral Account for the purposes of the Loan Agreement;

“Cash Collateral Account Pledge” means, in relation to the Cash Collateral Account, the first priority pledge over that account to be executed by the Borrower in favour of the Lenders in such form as the Lenders may approve or require;

“Effective Date” means the date on which the conditions precedent in Clause 4 are satisfied;

“Existing Ships” means, together, “C DUCKLING”, “F DUCKLING”, “G DUCKLING”, “I DUCKLING” and “J DUCKLING” and, in the singular, means any of them;

“Intercreditor Deed” means the deed dated 0 June 2009 between (i) the Borrower, (ii) the New Owner, (iii) the Security Trustee as first mortgagee and (iv) Piraeus Bank A.E. as second mortgagee coordinating the rights of the Security Trustee and Piraeus Bank A.E in connection with the New Owner and “ALPHA” in such form as the Lender may approve or require;

“Mortgage Addendum” means, in relation to each Existing Ship, the first addendum to the Mortgage on that Existing Ship, executed or to be executed by the Existing Owner of that Ship in favour of the Lenders in such form as the Lenders may approve or require and, in the plural, means all of them;

“New Charterparty Assignment” means a first priority assignment of the relevant Initial Charterparty or, as the case may be, any Future Charterparty in respect of “ALPHA” executed or to be executed by the New Owner in favour of the Security Trustee in such form as the Lenders may approve or require and, in the plural, means both of them;

“New Earnings Account” means an account opened or to be opened in the name of the New Owner with the Agent designated “Star Alpha LLC - Earnings Account”, or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account for “ALPHA” for the purposes of the Loan Agreement;

“New Earnings Account Pledge” means the first priority pledge over the New Earnings Account to be executed by the New Owner in favour of the Lenders in such form as the Lenders may approve or require;

“New Finance Documents” means, together, the Cash Collateral Account Pledge, the Intercreditor Deed, the New Guarantee, the New Mortgage, the New General Assignment, any New Charterparty Assignment, the New Earnings Account Pledge, the New Manager’s Undertaking and the New Shares Pledge and, in the singular, means any of them;

“New General Assignment” means a first priority general assignment of the Earnings, Insurances and Requisition Compensation in respect of “ALPHA” executed or to be executed by the New Owner in favour of the Security Trustee in such form as the Lenders may approve or require;

“New Guarantee” means the guarantee of the obligations of the Borrower under the Loan Agreement and the other Finance Documents executed or to be executed by the New Owner in favour of the Security Trustee in such form as the Lenders may approve or require;

“New Manager’s Undertaking” means a first priority letter of undertaking including (inter alia) an assignment of each Approved Manager’s interests in the Insurances of “ALPHA” executed or to be executed by each Approved Manager in favour of the Security Trustee in such form as the Lenders may approve or require agreeing certain matters in relation to the management of “ALPHA” and subordinating the rights of that Approved Manager against “ALPHA” and the New Owner to the rights of the Creditor Parties under the Finance Documents;

“New Mortgage” means the first preferred Marshall Islands mortgage over “ALPHA” executed or to be executed by the New Owner in favour of the Security Trustee in such form as the Lenders may approve or require;

“New Shares Pledge” means a pledge of the limited liability company interests in the New Owner to be executed by the Borrower in favour of the Security Trustee in such form as the Lenders may approve or require; and

“New Owner” means Star Alpha LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands.

1.3
Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this First Supplemental Agreement. References to Clauses are to clauses of this First Supplemental Agreement save as may be otherwise expressly provided in this First Supplemental Agreement.

2      REPRESENTATIONS AND WARRANTIES

2.1
The Borrower hereby represents and warrants to the Agent, as at the date of this First Supplemental Agreement, that the representations and warranties set forth in Clause 10 of the Loan Agreement (updated mutatis mutandis to the date of this First Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Loan Agreement as further amended by this First Supplemental Agreement.

2.2	The Borrower hereby further represents and warrants to the Agent that as at the date of this First Supplemental Agreement:

(a)
it is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands and has full power to enter into and perform its obligations under this First Supplemental Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)
all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this First Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement (including, but not limited to, the New Finance Documents and the Mortgage Addenda) and the other Finance Documents as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this First Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and/or the New Finance Documents and while all or any part of the Commitment remains outstanding;

(c)
it has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this First Supplemental Agreement, the Cash Collateral Account Pledge and such other documents to which it is a party and such documents do or will upon execution thereof constitute its valid and binding obligations enforceable in accordance with their respective terms;

(d)
the execution, delivery and performance of this First Supplemental Agreement and all such other documents as contemplated hereby (including, but not limited to, the New Finance Documents and the Mortgage Addenda) does not and will not, from the date of this First Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and/or the New Finance Documents and while all or any part of the Commitment remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower or on any of its property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents and/or the New Finance Documents) on any of such property or assets; and

(e)
it has fully disclosed in writing to the Agent all facts which it knows or which it should reasonably know and which are material for disclosure to the Agent in the context of this First Supplemental Agreement and all information furnished by the Borrower or on its behalf relating to its business and affairs in connection with this First Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3     AGREEMENT OF THE CREDITOR PARTIES

3.1
The Lenders, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this First Supplemental Agreement, hereby agrees with the Borrower, subject to and upon the terms and conditions of this First Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to:

(a)	reduce the Relevant Percentage to 111 per cent. of the Loan during the Waiver Period; and

(b)	the amendments/variations of the Loan Agreement and the other Finance Documents referred to in Clause 5.

3.2
The Borrower and the Existing Owners agree and confirm that the Loan Agreement and the Finance Documents to which each is a party shall remain in full force and effect and each of the Borrower and each Existing Owner shall remain liable under the Loan Agreement and the Finance Documents to which each is a party for all obligations and liabilities assumed by it thereunder.

3.3	The agreement of the Creditor Parties contained in Clauses 3.1 and 3.2 shall have effect on and from the Effective Date.

4	CONDITIONS

4.1
The agreements of the Lenders contained in Clause 3.1 of this First Supplemental Agreement shall all be expressly subject to the condition that the Agent shall have received in form and substance satisfactory to it and its legal advisers on or before on or before the Effective Date:

(a)	evidence that the persons executing this First Supplemental Agreement on behalf of the Borrower and the Existing Owners are duly authorised to execute the same;

(b)
a certificate of an officer of the New Owner confirming the names of all its directors and shareholders and having attached thereto true and complete copies of its incorporation and constitutional documents;

(c)
true and complete copy of the resolution passed at a meeting of the directors of the Borrower authorising and approving the execution of this First Supplemental Agreement, each New Finance Document to which it is a party and any other document or action to which it is or is to be a party and authorising its directors or other representatives to execute the same on its behalf;

(d)
true and complete copies of the resolutions passed at separate meetings of the sole director and shareholders of the New Owner and each Existing Owner authorising and approving the execution of the New Finance Documents to which each is a party or, as the case may be, this First Supplemental Agreement and the relevant Mortgage Addendum and any other document or action to which each is or is to be a party and authorising its sole director or other representatives to execute the same on its behalf;

(e)	the original of any power of attorney issued by the Borrower, the New Owner and each Existing Owner pursuant to such resolutions aforesaid;

(f)	the fees referred to in Clause 7.2 of this First Supplemental Agreement have been received in full by the Agent;

(g)	evidence that “ALPHA” is:

(i)	registered in the name of the New Owner under the laws and flag of the Marshall Islands; and

(ii)	insured in accordance with the relevant provisions of the New Mortgage and all requirements thereof in respect of such insurances have been fulfilled;

(h)
each New Finance Document and each Mortgage Addendum has been duly executed (and of each document to be delivered under each of them) by the Borrower, the New Owner or, as the case may be, the relevant Existing Owner together with evidence that:

(i)	the New Mortgage has been registered against “ALPHA” with first priority in accordance with the laws of the Marshall Islands;

(ii)	each Mortgage Addendum has been duly registered as an addendum to the Mortgage to which it relates in accordance with the laws of the Marshall Islands;

(iii)	all notices required to be served under each New General Assignment and any New Charterparty Assignment have been served and acknowledged in the manner therein provided; and

(iv)
save for the Security Interests created by or pursuant to the New Mortgage, the New General Assignment and any Charterparty Assignment, there are no Security Interests of any kind whatsoever on “ALPHA” or her Earnings, Insurances or Requisition Compensation;

(i)	a certified true copy of the Initial Charterparty entered into in respect of “ALPHA” duly signed by the parties thereof;

0)
evidence that the New Earnings Account and the Cash Collateral Account have been opened and all mandate forms, documentation required by each Creditor Party in relation to the Borrower and any Security Party pursuant to that Creditor Party’s “know your customer” requirements have been received;

(k)	copies of the Management Agreements in respect of “ALPHA”;

(I)	the New Manager’s Undertaking executed by each Approved Manager in favour of the Security Trustee;

(m)	evidence that the New Owner is a direct or indirect wholly-owned subsidiary of the Borrower;

(n)	copies of ISM DOC, SMC and the International Ship Security Certificate under the ISPS Code in respect of “ALPHA”;

(o)
a survey report in respect “ALPHA” addressed to the Agent, stated to be for the purposes of this Agreement and not earlier than 3 days from the date of this Agreement from an independent marine surveyor selected by the Agent in respect of the physical condition of the Ship;

(p)
certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this First Supplemental Agreement and the New Finance Documents (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Agent deems appropriate;

(q)	such legal opinions as the Agent may require in respect of the matters contained in this First Supplemental Agreement, the New Finance Documents and each Mortgage Addendum; and

(r)
evidence that the agent referred to in clause 30.4 of the Loan Agreement has accepted its appointment as agent for service of process under this First Supplemental Agreement and the New Finance Documents.

5VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS

5.1
In consideration of the agreement of the Lenders contained in Clause 3.1 of this First Supplemental Agreement, the Borrower hereby agrees with the Lenders that upon satisfaction of the conditions referred to in Clause 4.1, the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:

(a)	by inserting in clause 1.2 thereof the definitions of “Intercreditor Deed” and “Mortgage Addendum”, set out in Clause 1.2;

(b)
the definition of, and references throughout each of the Finance Documents to, a Mortgage relevant to an Existing Ship, shall be construed as if the same referred to that Mortgage as amended and supplemented by the relevant Mortgage Addendum;

(c)	by adding the following new definitions in clause 1.2 thereof:

““Account” means each of the Earnings Accounts and the Cash Collateral Account and, in the plural, means all of them;

“Account Pledge” means each of the Earnings Account Pledges and the Cash Collateral Account Pledge and, in the plural, means all of them;

“ALPHA” means the 1992-built Capesize bulk carrier of 175,075 metric deadweight tons registered in the ownership of Star A under the Marshall Islands flag with the name of “STAR ALPHA”;

“Cash Collateral Account” means an account opened or to be opened in the name of the Borrower with the Agent designated “Star Bulk Carriers Corp. - Cash Collateral Account”, or any other account (with that or another office of the Agent) which is designated by the Agent as the Cash Collateral Account for the purposes of this Agreement;

“Cash Collateral Account Pledge” means, in relation to the Cash Collateral Account, the first priority pledge over that Account executed or to be executed by the Borrower in favour of the Lenders in such form as the Lenders may approve or require;

“Intercreditor Deed” means the deed entered or to be entered between (i) the Borrower, (ii) Star A, (iii) the Security Trustee as first mortgagee and (iv) Piraeus Bank A.E. as second mortgagee coordinating the rights of the Security Trustee and Piraeus Bank A.E in connection with Star A and “ALPHA” in such form as the Lender may approve or require;

“Star A” means Star Alpha LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MI-196960, The Marshall Islands;

“Waiver Period” means the period commencing on 31 December 2008 and ending on 31 January 2010;”;

(d)	by adding to the definition of “Finance Documents” in clause 1.2 thereof a new sub-paragraph (j) as follows:

“(j) the Intercreditor Deed;”;

(e)	by redesignating the existing sub-paragraph (j) of the definition of “Finance Documents” in clause 1.2 thereof as a new sub-paragraph (k);

(f)	by adding a new paragraph (c) in the definition of “LIBOR” in clause 1.2 thereof as follows:

“(c) if during the Waiver Period the rate quoted on REUTERS BBA Page LIBOR 01 does not reflect the cost to a Lender of funding its Contribution (or a part of it) during the Interest Period;

(g)
by adding the words “or, during the Waiver Period, if the rate quoted on REUTERS BBA Page LIBOR 01 does not reflect a Lender’s cost of funding for that Interest Period” after the words “LIB OR 01” in the first line of sub-paragraph (b) of the definition of “LIBOR” in clause 1.2 thereof;

(h)	“by deleting the definition of “Margin” in clause 1.3 thereof and replacing it with the following new definition:

““Margin” means:

(a)	during the Waiver Period, 2 per cent. per annum; and

(b)	at all other times, if the Asset Cover Percentage is:

(i)	less than or equal to 60 per cent. 0.80 per cent. per annum;

(ii)	more than 60 per cent. but less than or equal to 70 per cent. 0.90 per cent. per annum;
(iii)	more than 70 per cent. but less than or equal to 75 per cent., 1.00 per cent. per annum; and

(iv)	more than 75 per cent., 1.25 per cent. per annum;”;

(i)	by deleting the word “Earnings” in:

(i)	sub-paragraph (f) of the definition of “Finance Documents” in clause 1.2 thereof

(ii)	in the second line of clause 18.2(a) thereof; and

(iii)	in the third line of clause 18.2(b) thereof;

(j)	by adding to the definition of “Owner” in clause 1.2 thereof a new sub-paragraph (a) as follows:

(i)            “(a)“ALPHA”, Star A;”;

(k)	by redesignating the existing sub-paragraphs (a), (b), (c), (d) and (e) of the definition of
“Owner” in clause 1.2 thereof as a new sub-paragraph (b), (c), (d), (e) and (f) respectively;

(1)	by adding the words ““ALPHA”,” after the word “together,” in the definition of “Ships”
in clause 1.2 thereof;

(m)	by adding at the beginning of clause 5.5(a) thereof the words “(at any time other than during the Waiver Period)”;

(n)	by adding the following as a new clause 11.21 in the Loan Agreement:

“11.21   Pail passu treatment of Creditor Parties. The Borrower shall not restructure any other Financial Indebtedness incurred by it or any of its subsidiaries or agree with any bank or financial institution other than a Creditor Party any terms or conditions in connection with a waiver of any breach which are more favourable (in the Agent’s sole and absolute discretion) than those confirmed in the supplemental agreement dated June 2009 made between the parties hereto or which would disadvantage the Creditor Parties or prejudice the rights of the Creditor Parties under this Agreement or any of the other Finance Documents.”

(o)
by adding the words “(in the case of Clauses 12.3(d) and 12.7, such permission not to be unreasonably withheld and shall be either granted or withheld on a case-by-case basis taking into account (1) the market conditions prevailing at the relevant time and (ii) the most recent Borrower’s cash flow prognosis)” after the words “permit” in the third line of clause 12.1 thereof;

(p)	by adding the following as new clauses 12.7 and 12.8 in the Loan Agreement:

“12.7 Dividends and investments. During the Waiver Period the Borrower will not:

  (a)    declare or pay any dividend or effect any form of distribution to shareholders, or;

(b)	make any kind of investment (other than in the ordinary course of its business), or”

12.8	Minimum Liquidity. The Borrowers shall maintain with the Agent in the Cash Collateral Account an amount of at least $6,000,000 (the “Minimum Amount”) in freely available cash deposits unless:

(a)	the Relevant Percentage of the Loan is equal to or more than 125 per cent; or

(b)	the Borrower applies the Minimum Amount in prepayment of the Loan in accordance with the terms of Clause 8.”;

(q)	by deleting the words “the Earnings Account” in the second line of clause 18.3 thereof and replacing them with the words “any Earnings Account”;

(r)	by deleting clause 30 thereof in its entirety and replacing it with the following:

“30 LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4
Process agent. The Borrower irrevocably appoints Eurofin International Ltd, whose present address is Chelsea Harbour, London SW10 OXD, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5
Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6
Meaning of “proceedings”.  In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.”;

(q)	by deleting Schedule 2 thereof and replacing it with Schedule 2 hereto;

(r)
by construing all references therein to “this Agreement” where the context admits as being references to “this Agreement as the same is amended and supplemented by this First Supplemental Agreement and as the same may from time to time be further supplemented and/or amended”; and

(s)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.

5.2
Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)
the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this First Supplemental Agreement; and

(b)
by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this First Supplemental Agreement.

5.3	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this First Supplemental Agreement.

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS

6.1
Save for the alterations to the Loan Agreement and the other Finance Documents made or to be made pursuant to this First Supplemental Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this First Supplemental Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the other Finance Documents shall continue and remain valid and enforceable.

7	EXPENSES

7.1
Fees and expenses. The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary amendments.

7.2	Facility fees. The Borrower shall pay to the Agent on the date of this Agreement a restructuring fee of $180,000 to be distributed equally between the Lenders.

8	COMMUNICATIONS

8.1
General. The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10 LAW AND JURISDICTION

10.1	Governing law. This Agreement shall be governed by and construed in accordance with English law.

10.2
Incorporation of the Loan Agreement provisions. The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary medications.

IN WITNESS WHEREOF the parties hereto have caused this First Supplemental Agreement to be duly executed the day and year first above written.

SCHEDULE 1

LENDERS

Lender	Lending Office
Commerzbank AG	Ness 7-9 D-20457 Hamburg Germany

SCHEDULE 2

DETAILS OF INITIAL CHARTERPARTIES

Ship	Net Hire Rate ($/day)	Estimated Delivery Date	Charter Period (months)	Charterer
“ALPHA”
“STAR GAMMA”	38,000	Delivered on 27 January 2009	35 to 37 months	Korea Line Corp.

“STAR DELTA”	11,250	Delivered on 7 February 2009	11 to 13 months	Global Maritime Investments Inc.

“STAR EPSILON”	25,500	Delivered on 12 April2009	59 to 61 months	Ishhar Overseas FZE

“STAR ZETA”	42,500	Delivered on 24 May 2008	35 to 37 months	Dampskibsselskabelt Norden S.A.

“STAR THETA”	11,300	Delivered on 25 April 2009	11 to 13 months	Cargill International S.A
				.

EXECUTION PAGE

BORROWER

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR BULK CARRIERS CORP.	)

EXISTING OWNERS

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR EPILON LLC	)

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR GAMMA LLC	)

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR DELTA LLC	)

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR THETA LLC.	)

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR ZETA LLC	)

LENDER

SIGNED by Vassiliki Georgopoulos	)	/ s/ Vassiliki Georgopoulos
for and on behalf of	)
COMMERZBANK AG	)

AGENT

SIGNED by Vassiliki Georgopoulos	)	s/ Vassiliki Georgopoulos
for and on behalf of	)
COMMERZBANK AG	)

SECURITY TRUSTEE

SIGNED by Vassiliki Georgopoulos		)	/s/ Vassiliki Georgopoulos
for and on behalf of		)
COMMERZBANK AG		)

Witness to all the Above signature		) )
Name:	Irene Graff		/s/ Irene Graff

Address	Watson Farley & Williams
2, Defteras Merarchias Str.
Piraeus 185 36
Greece

SK 25767 0001 1184527